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                                                                   EXHIBIT 10.20

                        CORRECTION TO EMPLOYMENT CONTRACT
                               OF JEFFREY LITTLE

      Mr. Robert Kelly and Mr. Jeffrey Little hereby acknowledge that Paragraph 5 of the Employment Contract signed on the 13th day of December, 1999, was incorrect, and both parties agree that paragraph 5 should read as follows:

      5. STOCK OPTION.

            (a) The Corporation hereby grants Employee an option (the "Option") to purchase up to 600,000 shares of Common Stock. The Option will be a stock option that does not qualify as an "incentive stock option" under Section 422(b) of the Internal Revenue Code of 1986, as amended (i.e., a non-qualified stock option).

            (b) Except as otherwise provided in this Agreement, the Option shall be exercisable, on a cumulative basis, at the times and prices as follows:

  (i) up to 200,000 of the total shares subject to the Option may be purchased by Employee on or after the first anniversary of Employee's start date at the price defined in paragraph 5(b)(iv) herein;
  (ii) up to an additional 200,000 shares of the total shares subject to the Option may be purchased by Employee on or after the second anniversary of Employee's start date at the price defined in paragraph 5(b)(iv) herein plus one dollar; and
  (iii) the balance of the total number of shares subject to the Option may be purchased by Employee on or after the third anniversary of Employee's start date at the price defined in paragraph 5(b)(iv) plus two dollars.
  (iv) Option price shall be defined as the calculated average closing price for the last thirty (30) days of trading prior to Employee's start date.

      Subject to earlier termination as described below, the Option shall expire ten years from the effective date of this contract.

      Except as provided in the immediately following sentence, if the employment of the Employee with the Corporation shall terminate by reason of Employee's death, permanent disability (as defined herein), by the Corporation for any other reason than for "cause" (as defined herein), the Option shall immediately become exercisable by Employee (or Employee's legal representative, beneficiary or estate, as the case may be), for any and all of such number of shares subject to the Option, at any time up to and including six (6) months after the effective date of such termination of employment. If the employment of Employee with Corporation shall terminate for any reason other than that provided in the immediately preceding sentence, including, without limitation, termination by the Corporation for "cause" (as described herein) or termination by Employee for any reason other than Good Reason, the Option shall terminate and become null and void, as of the effective date of such termination.

      In the event of a Change in Control (as defined below), the Option shall immediately become exercisable for any or all of such number of shares subject to the Option. For purposes of this Agreement, a "Change in Control" means the occurrence of any of the following events: (i) any person or entity (with the exception of Odyssey Partners, L.P., or any successors, subsidiary or affiliate thereof) acquires 50% or more of


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the voting securities of the Corporation; (ii) the shareholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the Corporation's assets (other than to Odyssey Partners, L.P., or any successors, subsidiary or affiliate thereof), or materially dilutive merger or consolidation of the Corporation; or (iii) the Board of Directors agrees by a two-thirds vote that Change in Control has occurred or is about to occur and within six months actually does occur. However, for purposes hereof, no Change in Control would be deemed to occur with respect to any employee who is a material equity participant of the purchasing group that consummates a Change in Control.

            (c) Subject to the limitations on exercise provided in the Agreement, the Option shall be exercised by Employee as to all or part of the shares covered thereby by giving written notice of exercise to the Corporation, specifying the number of shares to be purchased (unless the number purchased is the total balance for which the Option is then exercisable; provided, however, that in no event shall the Option be exercised for a fraction of a share or for less than 100 shares) and specifying a business day not more than 10 days from the date such notice is given for the payment of the purchase price against delivery of the shares being purchased. On the date specified in the notice of exercise the Corporation shall deliver such shares to Employee and Employee shall deliver to the Corporation immediately available funds in an amount equal to the aggregate purchase price for such shares.

            (d) If the Corporation (1) pays a stock dividend on its Common Stock, (2) subdivides its outstanding shares of Common Stock into a greater number of shares, (3) combines its outstanding shares into a smaller number of shares, or (4) issues by reclassification of its Common Stock any shares of its capital stock, then the number and kind of shares into which the Option granted to Employee under Paragraph 5(a) hereof is exercisable shall be adjusted so that Employee upon exercise of the Option shall be entitled to receive the kind and number of shares of the Corporation that Employee would have owned or have been entitled to receive after the happening of any of the events described above had the Option been exercised immediately prior to the happening of such event or any record date with respect hereto. The exercise price for the Option shall be adjusted by the inverse of any such adjustment to the number of shares into which the Option is exercisable. An adjustment made pursuant to this paragraph
(d) shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactive to the record date with respect thereto, if any, for such event. The adjustment to the number of shares into which the Option is exercisable described in this paragraph (d) shall be made each time any event listed in clauses (1) through (4) of this paragraph (d) occurs.


Eagle Food Centers, Inc.

 /s/ Robert Kelly                             /s/ Jeffrey L. Little
-----------------                            ----------------------
Robert Kelly, Chairman                       Jeffrey Little

May 3, 2001                                  May 3, 2001
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Date                                         Date